Exhibit 10.2

                       EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of July 1, 2005 by and between SEABOARD CORPORATION, a Delaware corporation (together with any Successor thereto, the "Company"), and Robert L. Steer ("Executive").

                            WITNESSETH:

     WHEREAS,  the  Company  desires  to  employ  and  secure   the
exclusive services of Executive on the terms and conditions set forth in this Agreement;

     WHEREAS, Executive desires to accept such employment on such terms and conditions; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

     1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.

     2.   Term; Position and Responsibilities; and Location.

          (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 8, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on July 1, 2005 (the "Commencement Date") and ending on the date which is five years after the Commencement Date, provided, however, on each annual anniversary date of the Commencement Date (an "Annual Anniversary Date"), Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions for five years after such Annual Anniversary Date, unless the Company shall have given written notice to Executive, at least thirty (30) days prior to the expiration of such Annual Anniversary Date, of its intention not to extend the Employment Period (as defined below)
hereunder.   Notwithstanding the foregoing, unless mutually  agreed
to by the Company and the Executive, Executive's employment hereunder shall under no circumstances extend beyond December 31, 2024. The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period."

          (b) Position and Responsibilities. During the Employment Period, Executive shall serve as Senior Vice President, Treasurer and Chief Financial Officer, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and  such  other  duties  consistent  with  Executive's  title  and position  as  the  Chief Executive Officer of the Company  and  the
Board of Directors of the Company (the "Board") specifies from time
to  time.   Executive  shall devote all of  his  skill,  knowledge,
commercial efforts and business time to the
conscientious and  good   faith    performance  of  his  duties and
responsibilities  for  the Company to the best of his ability.

          (c) Location. During the Employment Period, Executive's services shall be performed primarily in the Kansas City metropolitan area.
However, Executive may be required to travel in and outside of Kansas City as the needs of the Company's business dictate.

     3. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of four hundred forty thousand dollars ($440,000), payable in installments on the
Company's   regular   payroll  dates.   The  Board   shall   review
Executive's base salary annually during the Employment  Period  and may increase (but not decrease) such base salary from time to time,
based  on  its  periodic  review  of  Executive's  performance   in
accordance with the Company's regular policies and procedures. The annual base salary payable to Executive from time to time under this Section 3 shall hereinafter be referred to as the "Base Salary."

     4. Annual Bonus Compensation. Executive shall be eligible to receive an annual bonus ("Annual Bonus") with respect to each
calendar  year  ending during the Employment  Period.   The  Annual
Bonus shall be determined under the Company's Executive Officers' Bonus Plan or such other annual bonus plan maintained by the
Company   for  similarly  situated  Executives  that  the   Company
designates, in its sole discretion (any such plan, the "Bonus Plan"), in accordance with the terms of such plan as in effect from time to time. Executive's Annual Bonus shall not be less than four hundred fifty thousand dollars ($450,000) for any calendar year during the Employment Period. The Annual Bonus is earned pro-rata throughout each year. The Annual Bonus for each year shall be payable in cash on or before March 1 of the following year.

     5. Car Allowance. During Executive's Employment Period, Executive will be entitled to receive an annual car allowance and gasoline charge privileges in accordance with the Company's car allowance policy.

     6. Executive Benefits. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company at Executive's grade level are eligible to participate, including medical, dental, disability,
hospitalization,  life  insurance,  and  retirement  (i.e.,   401K,
pension and executive retirement plans), deferred compensation and savings plans, on the terms and subject to the conditions set forth in such plans; as may be amended from time to time; provided, however, the benefits provided by the Company will not be amended to provide for any benefits which are materially less than the current benefits provided to Executive at the Commencement Date.

     7.   Indemnification; Expenses; Paid Time Off.

          (a)  Indemnification.  Except to the extent, if any, prohibited by
law,   the  Company  shall  indemnify  Executive  against  expenses
(including  attorneys'  fees  of counsel  selected  by  Executive), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Executive was, is,  or is threatened
to be, made a party by reason of facts  which  include  Executive's being or having been  an  employee,  officer, director  or agent of the  Company  or any  Affiliates.  Except to  the  extent,  if any,
prohibited   by law, the   Company   shall pay  expenses (including
attorneys'  fees  of  counsel selected  by  Executive) actually and
reasonably   incurred   by   Executive   in   defending   any  such
action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by Executive to repay such amounts so paid on Executive's behalf if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company for such expenses under applicable law.
The provisions of this Section 7(a) shall (i) survive termination of this Agreement; and (ii) not be deemed exclusive of any other indemnification or expense rights to which Executive may be entitled.

          (b) Business Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable and necessary business-related expenses incurred by Executive at the request of and on behalf of the Company in accordance with The Company's normal expense reimbursement policies.

          (c) Paid Time Off. During the Employment Period, Executive shall be entitled to paid time off on an annualized basis in accordance with the Company's paid time off policy. Executive shall also be entitled to Company-designated holidays.

     8.   Termination of Employment.

          (a) Termination Due to Death or Disability. Executive's employment shall automatically terminate upon Executive's death and may be terminated by the Company due to Executive's Disability (as defined below in this subsection (a)). In the event that Executive's employment is terminated due to his Disability or death, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii). For purposes of this Agreement, "Disability" means a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six months or longer. The determination of Executive's Disability will be made by an independent physician agreed to by the parties. If the parties are unable to agree within ten (10) days after a request for designation by a party, then the Company and the Executive shall each select a physician, and the two (2) physicians selected shall select a third physician. The three (3) physicians so selected shall make a determination of the Executive's Disability, as determined by at least two (2) of the three (3) physicians selected. Such determination shall be final and binding on the parties hereto, and shall be based on such competent medical evidence as shall be presented to such physicians by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such physicians.

          (b) Termination by the Company for Cause. Executive's employment may be terminated by the Company for Cause (as defined below in this subsection (b)). In the event of a termination of Executive's employment by the Company for Cause, Executive shall be paid the termination benefits as provided in Section 8(f)(ii). For purposes of this Agreement, "Cause" means (i) a material breach by Executive of any provision of this Agreement; (ii) a material violation by Executive of any Policy (as defined in Section 14), resulting in
material   injury   to  the  Company;  (iii)  Executive's   willful
misconduct  or  gross negligence that has caused or  is  reasonably expected  to
result    in    material    injury   to  the business,  reputation
or   prospects   of   the  Company  or  any  of   its   Affiliates;
(iv)  Executive's material fraud or misappropriation of  funds;  or
(v) the commission by Executive of a felony involving moral turpitude; provided that no termination under clauses (i) or (ii) shall be effective unless Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure such event or events within thirty (30) business days after receipt of such notice.

          (c) Termination Without Cause. Executive's employment may be terminated by the Company Without Cause (as defined below in this subsection (c)) at any time. In the event of a termination of Executive's employment by the Company Without Cause, the Executive
shall   be   paid   the  termination  benefits   as   provided   in
Section 8(f)(i). For purposes of this Agreement, a termination "Without Cause" shall mean a termination of Executive's employment by the Company other than due to Executive's death or Disability as described in Section 8(a) and other than for Cause as described in
Section 8(b).

          (d) Termination by Executive. Executive may resign from his employment for any reason, including for Good Reason (as defined below in this subsection (d)). In the event of a termination of Executive's employment by Executive's resignation other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii) and in the  event  of a termination of Executive's employment by Executive for Good Reason, no termination benefits shall be payable to or  in
respect  of  Executive except as provided in Section 8(f)(i).   For
purposes  of  this  Agreement,  a  termination  of  employment   by
Executive for "Good Reason" shall mean a resignation by Executive from his employment with the Company within one hundred eighty
(180) days following the occurrence, without Executive's consent, of any of the following events: (i) a material diminution in the Executive's position, authority or responsibilities; (ii) any involuntary relocation of the location where Executive primarily performs his services; or (iii) any other material breach by the Company of any material provision of this Agreement; provided that the Executive shall have given the Company notice of the event or events constituting Good Reason and the Company shall have failed to cure such event or events (to the extent capable of being cured) within thirty (30) business days after receipt of such notice.

          (e)  Notice of Termination; Date of Termination.

               (i) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than as a result of Executive's death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive's employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 8 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination. Any Notice of Termination given by an Executive must specify an effective date of termination which is at least thirty (30) days after the giving of the Notice of Termination.

               (ii) Date of Termination. The term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death; and (ii) if Executive's employment is terminated for any other reason, the effective date of termination specified in such Notice of Termination. The Employment Period shall expire on the Date of Termination.

          (f)  Payments Upon Certain Terminations.

               (i) In the event of a termination of Executive's employment by the Company Without Cause or by Executive's resignation from employment for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive's estate), within thirty (30) days of the Date of Termination, (x) his Base
     Salary through the Date of Termination, to the extent not previously paid; (y) the pro-rata amount of the Annual Bonus (based on the amount paid for the previous year) which is accrued through the date of termination; and (z) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to the terms hereof, and payment for paid time off accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the "Accrued Obligations"). In addition, in the event of any such termination of Executive's employment, if Executive executes and delivers to the Company a Release and Discharge of All Claims substantially in the form approved by the Company, Executive (or, following his death, Executive's estate) shall be entitled to the following payments and benefits:

                    (A) the Executive's Base Salary (at the Base Salary being paid on the Date of Termination), for the longer of: (x) the remaining Employment Period or (y) one (1) year (the "Severance Period"), payable in installments in accordance with the Company's regular payroll policies for one year after the Date of Termination, with the balance, if any, being paid pursuant to a lump sum payment on the one year anniversary date of the Date of Termination; and

                    (B) the Executive's Annual Bonus (at the amount of the Annual Bonus paid to the Executive for the year prior to the Date of Termination) which would have been paid to the Executive had Executive's employment continued for the Severance Period, duly apportioned for any partial year, such amount to be payable to Executive on the one year anniversary date of the Date of Termination; and

                    (C) the Executive shall receive "Years of Service" credit for the number of years comprising the Severance Period for purposes of accruing the Executive's benefit under the Company's Executive Retirement Plan and the Final Average Earnings thereunder for the Severance Period shall be determined based on the Base Salary being paid on the Date of Termination and the Annual Bonus paid to the Executive for the year prior to the Date of Termination;

                    (D) the Executive shall automatically vest in all employee welfare and benefit plans in which the Executive was participating as of the Date of

          Termination and such benefits shall be paid to Executive in accordance with the terms of such plans;

                    (E) the Company shall provide outplacement services to Executive for up to ninety (90) days.

          Executive shall not have a duty to mitigate the costs to the Company under this Section 8(f)(i), nor shall any payments from the Company to Executive hereunder be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the remainder of the fiscal year of the Company that includes the Date of Termination by a subsequent employer or other Person (as defined below in Section 18(k) below) for which Executive performs services, including, but not limited to, consulting services.

               (ii) If Executive's employment shall terminate upon his death or if the Company shall terminate Executive's employment for Cause or due to Executive's Disability or Executive shall resign from his employment without Good Reason, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Accrued Obligations within thirty (30) days following the Date of Termination.

               (iii) Except as specifically set forth in this Section 8(f), no termination benefits shall be payable to or in respect of Executive's employment with the Company or its Affiliates.

               (iv) The Company shall have the right to apply and set off against the Accrued Obligations or any other amounts owing to Executive hereunder, any amounts owing by the Executive to the Company, whether pursuant to this Agreement or otherwise.

          (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 8 or otherwise as of the date of Executive's termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.

     9.   Confidentiality.

          (a) Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are
confidential.   Executive  agrees not to disclose  any  information
contained in this Agreement, or the fact of this Agreement, to anyone, other than to Executive's lawyer, financial advisor or immediate family members. If Executive discloses any information contained in this Agreement to his lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual that he or she must abide by the confidentiality restrictions contained herein and keep such information confidential as well.

          (b)  Executive agrees that during his employment with the Company
and   thereafter,  Executive  will  not,  directly  or   indirectly
(i)  disclose  any  Confidential Information to any  Person  (other than, only with respect to the period that Executive is employed by the Company, to an Executive of the Company who requires such information to perform his or her duties for the Company); or
(ii)  use any Confidential Information for Executive's own  benefit or  the  benefit  of  any third party.  "Confidential  Information"
means   confidential,   proprietary   or   commercially   sensitive
information  relating  to (i) the Company  or  its  Affiliates,  or members  of  their management or boards; or (ii) any third  parties who  do  business  with  the Company or its  Affiliates,  including
customers   and  suppliers.   Confidential  Information   includes,
without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive's obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company in writing of such disclosure obligation or request no later than three business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

     10.  Partial Restraint on Post-termination Competition.

          (a) Definitions. For the purposes of this Section 10, the following definitions shall apply:

               "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Company and its affiliates, that is engaging or actively planning to engage, wholly or partly, in activities ("Competitive Activities") that directly compete or would compete with the Company or its affiliates in the Company Activities (as hereinafter defined) in the Territory (as hereinafter defined).

               "Competitive  Position"  means  (i)  the  direct  or
indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial, sales, executive or consultant capacity with respect to Competitive Activities in the Territory.

               "The  Company  Activities" means the  businesses  of
(i) animal production and processing, meat processing (including any further processed meats) and fast food restaurants; (ii) cargo transportation, whether over land or water, and all related business, including, without limitation, logistics, freight forwarding, agency representation and stevedoring; (iii) flour milling and commodity trading; and (iv) any business acquired or commenced by the Company after the Commencement Date which has sales in excess of $100 million.

               "Non-compete Period" or "Non-solicitation Period" means the period beginning with the Commencement Date and ending on: (x) the two year anniversary date of the Date of Termination with respect to any termination of employment by the Executive pursuant to

Section 8 (d) above by Executive's resignation other than for Good Reason; or (y) the one (1) year anniversary date of the Date of Termination with respect to any other termination of employment hereunder.

               "Territory" means the United States of America with respect to the businesses of hog production and processing, and the United States of America, the Caribbean Basin, and Central and South America with respect to the business of marine transportation, and the United States of America, Africa, Haiti, and Ecuador with respect to the business of flour milling and commodity trading which Executive acknowledges and agrees are the geographic areas in which the Company engages in the Company Activities.

          (b)  Non-competition.

               (i) The parties hereto acknowledge that Executive, by virtue of his position with and responsibilities to the Company, is engaging and  is expected to continue to engage during the Term in  the
     Company  Activities throughout the Territory and has executive
     management  responsibilities  with  respect  to  the   Company
     responsibilities which extend throughout the Territory. Executive acknowledges that to protect adequately the interest of the Company in the business of the Company it is essential that any non-compete covenant with respect thereto cover all the Company Activities and the entire Territory.

               (ii) Executive hereby agrees that, during the Non-compete Period, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept or enter into a Competitive Position. Executive shall notify the Company promptly in writing if Executive receives an offer of a Competitive Position during the Non-compete Period, and such notice shall describe all material terms of such offer.

          Nothing contained in this Section 10 shall prohibit Executive from (i) acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market; or
(ii) owning less than a controlling interest in any fast food restaurant or restaurants, so long as Executive does not participate in the management of the operation in any way.

          (c) Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 10 constitutes an
unreasonable   or   otherwise  unenforceable  restriction   against
Executive the provisions of this Section 10 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial or arbitral authority construing this Agreement shall sever or reform any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement to allow the covenants in this Section 10 to be enforced to the maximum extent authorized by law, and shall then enforce the covenants in this Section 10 as so severed or reformed.

          (d)  Reasonable Restrictions.  Executive acknowledges that the
restrictions   and  covenants  contained  in  this  Agreement   are
reasonably   necessary  to  protect  the  goodwill  and  legitimate
business interests of the Company, are not overbroad, overlong, or unfair (including in
duration and scope), and will not curtail Executive's   ability  to
earn  a  livelihood   upon   Executive's termination of  employment
with the Company.

     11. Non-Solicitation of Employees and Customers. During the period of Executive's employment with the Company and for the one-year period following the termination of his employment, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive's own behalf or on behalf of any other Person or entity, (i) solicit or endeavor to solicit, employ or retain; (ii) interfere with the relationship of the Company or any of its Affiliates with; or (iii) attempt to establish a business relationship with (A) any natural person who is or was (during Executive's employment with the Company) an employee or engaged by the Company or any Affiliate to provide services to it, or (B) any customer of the Company or any of its Affiliates who was a customer at any time during which Executive was an employee of the Company.

     12. Work Product. Executive agrees that all of Executive's work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive's employment with the Company, whether ensuing during or after Executive's employment with the Company ("Work Product") shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute "work made for hire" (as that term is  defined under Section 101 of the U.S. Copyright Act, 17  U.S.C.
section 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a "work made for hire" or does not vest by  operation  of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to
such   Work   Product  throughout  the  world,  including   without
limitation  any  copyrights and patents, and the  right  to  secure
registrations,  renewals, reissues, and  extensions  thereof.   The
Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive's employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

     13. Return of Company Property. In the event of termination of Executive's employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, any company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive's employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.

     14. Compliance With Company Policies. During Executive's employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies applicable to employees generally or to employees at Executive's grade level, including without limitation, the Company's Code of Business Ethics and Conduct, in each case, as any such policies may be amended from time to time in the Company's sole discretion (collectively, the "Policies").

     15. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that a breach by Executive of any of Section 9, 10, 11, 12, 13 or 14 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company's favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys' fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company's obligations to pay Executive any amount or provide Executive with
any  benefit  or  right  pursuant  to  Section  8  is  subject   to
Executive's   compliance   with   Executive's   obligations   under
Sections 9 through 14 inclusive, and that in the event of a  breach by Executive of any of Section 9, 10, 11, 12, 13 or 14, the Company shall immediately cease paying such benefits and Executive shall be
obligated   to  immediately  repay  to  the  Company  all   amounts
theretofore paid to Executive pursuant to Section 8.  In  addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 8(f) (other than the Accrued Obligations). Executive further agrees that the foregoing is appropriate for any
such   breach  inasmuch  as  actual  damages  cannot   be   readily
calculated,   the   amount  is  fair  and  reasonable   under   the
circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 15 shall be resolved by arbitration in accordance with
Section 18(b).

     16. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment Without Cause as described in Section 8, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     17. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.

     18.  Miscellaneous.

          (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets
(by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 16.

          (b) Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall  be  resolved  by  final and binding arbitration  before  the
American Arbitration Association ("AAA").  The arbitration shall be
conducted  in  accordance  with  AAA's  National  Rules   for   the
Resolution of Employment Disputes then in effect at the time of the
arbitration.   The arbitration shall be held in the general  Kansas
City, Kansas metropolitan area. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who  are  members  of AAA's Regional Employment Dispute  Resolution
roster.   If  the  parties cannot agree upon a mutually  acceptable
arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party's right to request injunctive or other equitable relief in accordance with Section 15 of this Agreement.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without reference to principles of conflicts of laws.

          (d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

          (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall  be  deemed a waiver of similar or dissimilar  provisions  or
conditions  at  the  same or at any prior or subsequent  time.   No
waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

          (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or
unenforceable   in   any  respect,  the  validity,   legality   and
enforceability of the remaining provisions contained herein shall not be affected thereby.

          (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof; and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

               (i)  If to the Company, to it at:

                    Seaboard Corporation
                    9000 West 67th Street
                    Shawnee Mission, Kansas  66202
                    Attention:     General Counsel
                    Telephone:     (913) 676-8925
                    Facsimile:     (913) 676-8978

               (ii) if to Executive, to his residential address as currently on file with the Company.

          (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive's employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

          (i) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

          (k)  Certain other Definitions.

               "Affiliate" with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including, but not limited to, a Subsidiary of any such Person.

               "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by" and "under common Control with"): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               "Person"  any  natural  person,  firm,  partnership,
limited   liability  company,  association,  corporation,  company,
trust, business trust, governmental authority or other entity.

               "Subsidiary" with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

               "Successor" of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

                      SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

THIS AGREEMENT CONTAINS A PROVISION REQUIRING THAT ARBITRATION PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR THE RESILUTION OF EMPLOYMENT DISPUTES IS THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE BETWEEN THE PARTIES HERETO AS TO THIS AGREEMENT.

                                   SEABOARD CORPORATION



                                   By:    /s/ H. H. Bresky
                                   Name:  H. H. Bresky
                                   Title: President

                                   Executive:



                                   By:    /s/ Robert L. Steer
                                          Robert L. Steer